SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2022

FIRST SAVINGS FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	001-34155	37-1567871
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

702 North Shore Drive, Suite 300, Jeffersonville, Indiana	47130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 283-0724

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FSFG	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2022, First Savings Financial Group, Inc. (the “Company”) entered into Subordinated Note Purchase Agreements (the “Purchase Agreements”) with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $31.0 million (the “Notes”). The Notes were offered and sold in a private placement in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act.

The Company intends to use the net proceeds from the issuance of the Notes for general corporate purposes, including to fund organic growth, the future repayment of existing outstanding subordinated debt, and potential repurchases of shares of the Company’s outstanding common stock.

The Notes mature on March 30, 2032, unless redeemed earlier. The Notes initially bear interest, payable semi-annually in arrears, at a fixed rate of 4.50% per annum until March 30, 2027. Beginning March 30, 2027 and until maturity or redemption, the interest rate applicable to the outstanding principal amount of the Notes due will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate (SOFR) plus 276 basis points, payable quarterly in arrears. The Company has the option to redeem the Notes, at par and in whole or in part, beginning on March 30, 2027.

On March 18, 2022, in connection with the issuance and sale of the Notes, the Company entered into a Registration Rights Agreement with each of the Purchasers. Pursuant to the Registration Rights Agreement, the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act and have substantially the same terms as the Notes (the “Exchange Notes”). Under certain circumstances, if the Company fails to meet its obligations under the Registration Rights Agreement, the Company would be required to pay additional interest to the holders of the Notes.

The Notes were issued under an Indenture dated March 18, 2022 (the “Indenture”), by and between the Company and UMB Bank National Association, as indenture trustee.

The Notes are not subject to a sinking fund and are not convertible into or, other than with respect to the Exchange Notes, exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holders. The Notes are unsecured, subordinated obligations of the Company only and are not obligations of, and are not guaranteed by, any subsidiary of the Company. The Notes rank junior in right to payment to the Company’s current and future senior indebtedness. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company, if applicable.

The form of Purchase Agreement, the form of Note, the form of Registration Rights Agreement, and the Indenture are filed as exhibits to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference. The foregoing descriptions of these documents are not complete and are qualified in their entirety by reference to the complete text of the relevant document.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On March 21, 2022, the Company issued a press release to announce the closing of the offering of the Notes. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

4.1	Indenture dated March 18, 2022
10.1	Form of Note
10.2	Form of Subordinated Note Purchase Agreement
10.3	Form of Registration Rights Agreement
99.1	Press Release dated March 21, 2022
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SAVINGS FINANCIAL GROUP, INC.

Date: March 21, 2022	By:	/s/ Larry W. Myers
Larry W. Myers
President and CEO